UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 17, 2009

REINSURANCE TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

Delaware	000-27842	52-1988677
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1420 Spring Hill Road, Suite 315
McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 388-1099

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.

The registrant entered into employment agreements with two senior executives, Arthur Rask, the new Chief Technology Officer for the registrant’s operating subsidiary, ReTech Ltd., and Timothy A. McElligott, the new Chief Reinsurance Officer for the registrant’s operating subsidiary, ReTech Ltd., on April 17, 2009 and June 18, 2009, respectively.

For the last 16 years Mr. Rask has been engaged in software development.  From May 2000 to May 2009 Mr. Rask was employed by or consulting with Microsoft Corporation, providing project and technical consulting to customers and partners and working with product development teams on customer requirements.  While at Microsoft, Mr. Rask also co-authored articles for Microsoft's developer and technical websites.  Prior to Microsoft, Mr. Rask worked with several consulting and integration firms, including EDS and Proxicom.  Mr. Rask has delivered many classes of software solutions, from high traffic e-commerce websites to rich client/server applications and high-end database platforms.  Mr. Rask received a Bachelors degree in Mathematics and an MBA from George Mason University.

Mr. McElligott has been involved in the reinsurance business in the United Kingdom for nearly 30 years.  Since 2006 Mr. McElligott has been employed by Swiss Re as its Aviation Excess of Loss claims adjuster.  Mr. McElligott also assisted in the development of a new reinsurance system for the Swiss Aviation Pool immediately prior to joining Swiss Re.  From 1988 to 2006 Mr. McElligott was employed by Aon Limited, one of the leading aviation reinsurance brokers in the world.  At Aon, Mr. McElligott was involved in many aspects of the reinsurance business, including the processing premiums and claims, calculating outwards reinsurance recoveries for clients, accounts liaison, actuarial support, market information and organizing commutations.

Item 8.01. Other Events.

On June 8, 2009, the registrant issued a letter to shareholders, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1, advising its shareholders of events since its plan of reorganization was declared effective on April 14, 2009 by the United States Bankruptcy Court for the District of Delaware.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1  Letter to Shareholders, dated October 8, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 9, 2009	REINSURANCE TECHNOLOGIES LTD.

	By:	/s/ Joel H. Bernstein
Joel H. Bernstein
President